UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    March 13, 2006

BriteSmile, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-17594	87-0410364

(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	file number)	Identification No.)

460 North Wiget Lane
Walnut Creek, California	94598

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 941-6260

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On March 13, 2006, BriteSmile, Inc. (the “Company”) and its wholly owned subsidiaries, BriteSmile International Limited, a corporation organized under the laws of Ireland, and BriteSmile Development, Inc., a Delaware corporation (collectively, the “Sellers”), completed the sale to BriteSmile Professional, Inc. (the “Purchaser”), an affiliate of Discus Dental, Inc. (“Discus”), of that portion of the Sellers’ business consisting of offering teeth-whitening procedures and products through existing independent dental offices known as BriteSmile Professional Teeth Whitening Associated Centers (the “Associated Center Business”).  Through the Associated Center Business, teeth whitening procedures are performed by independent dentists using the Company’s whitening technology in approximately 5,000 Associated Centers located in the United States and in approximately 75 countries worldwide.  A copy of the press release announcing the completion of the sale of the Associated Center Business is attached to this current report as Exhibit 99.1.

As previously reported on a Form 8-K filed with the Securities and Exchange Commission on January 4, 2006, the Sellers entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Discus on December 30, 2005 for the sale of the Associated Center Business.  Discus subsequently assigned its rights under the Asset Purchase Agreement to the Purchaser.  A copy of the Asset Purchase Agreement was filed as an exhibit to the January 4, 2006 Form 8-K.

The assets sold to the Purchaser include certain of the Sellers’ tangible assets and proprietary rights related to the Associated Center Business, including the BriteSmile name and trademarks, and substantially all of the Sellers’ intellectual property rights.  The Purchaser acquired the Sellers’ intellectual property subject to certain existing technology and trademark licenses in favor of Sellers and their assignees that permit the operation of the Sellers’ Spa Center Business (as defined below) and sales of certain retail products under the BriteSmile trademark.  The Purchaser also acquired all of the Sellers’ rights and claims against third parties relating to the intellectual property, except the Sellers’ claims against third parties who may have infringed or who may hereafter infringe certain patents in the whitening strips field, which the Sellers retained under a license agreement.  The parties to the Asset Purchase Agreement have also agreed to dismiss all of the pending litigation between the parties.

The purchase price was approximately $35 million plus the assumption of certain operating liabilities of the Sellers related to the Associated Center Business, including all obligations under contracts and customer orders of the Associated Center Business.  The Sellers retained all other liabilities.

The sale did not include the Company’s Spa Center Business, consisting of the Company’s Professional Teeth Whitening Centers (the “Spa Center Business”).  Previously, the Company announced that it had signed a purchase agreement with Dental Spas LLC pursuant to which Dental Spas LLC will acquire the Spa Center Business, including the right to operate BriteSmile branded centers worldwide.  The sale of the Company’s Spa Center Business is subject to the satisfaction of certain conditions, and has not yet closed.

The sale of the Associated Center Business is described more fully in the Company’s Definitive Information Statement on Schedule 14C, filed with the Securities and Exchange Commission on January 27, 2006 (the “Information Statement”).

In addition to the $3.5 million escrow agreement described in the Information Statement, in connection with the closing of the sale of the Associated Center Business, on March 13, 2006, the Sellers, the Purchaser and LaSalle Bank National Association (the “Escrow Agent”) entered into an Escrow Agreement (the “Escrow Agreement”), pursuant to which the Purchaser deposited $1.0 million of the purchase price with the Escrow Agent to be held in escrow.  The escrow amount will be used to reimburse expenses which may be incurred by the Purchaser in connection with defending or asserting and prosecuting specified proceedings relating to some of the patent rights acquired by the Purchaser.  Except with respect to ongoing proceedings, any remaining funds in this $1.0M escrow will be distributed to the Company after three years from the date of the Escrow Agreement.

Also, approximately  $18.5 millionof the purchase price proceeds has been used to pay holders of Company debt.  Additional information regarding this debt can be found in the Information Statement.

Item 9.01.  Financial Statements and Exhibits

          (b)          Pro Forma Financial Information

In accordance with Item 9(b) of Form 8-K, the pro forma financial information required pursuant to Article 11 of Regulation S-X will be provided not later than 71 days after the date on which this Current Report must be filed.

(d) Exhibits

10.1	Asset Purchase Agreement, December 30, 2005, by and among the Company, its affiliates and Discus.*

99.1	Press release issued by the Company dated March 14, 2006.

*	Filed as an exhibit to the Company’s Form 8-K filed on January 4, 2006, and incorporated herein by reference.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BriteSmile, Inc.

By:	/s/ Kenneth Czaja

Kenneth Czaja
Chief Financial Officer

Date:  March 17, 2006